Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

Noble Corporation Names Mark A. Jackson as Chairman of the Board
     SUGAR LAND, Texas, April 30 — Noble Corporation (NYSE:NE) today announced that the Company’s Board of Directors has named Mark A. Jackson, 51, as Chairman of the Board of Noble Corporation. Jackson, who was named a director of the Company in 2006, retains his current offices of President and Chief Executive Officer.
     After joining Noble in September 2000 as Senior Vice President and Chief Financial Officer, Jackson was promoted to Chief Operating Officer in March 2005, President in February 2006 and Chief Executive Officer in October 2006.
     Jackson, who holds a bachelor of science degree in accounting from Oklahoma Christian University, currently serves on the Board of Directors of the American Petroleum Institute and the International Association of Drilling Contractors.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes six rigs under construction. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-410
04/30/07
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,

Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications,

Noble Drilling Services Inc., 281-276-6729